NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

NETWORK CN INC.

CUSIP NO. 641256 20 9

AUTHORIZED COMMON STOCK: 400,000,000 SHARES
PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

— Shares of **NETWORK CN INC.** Common Stock —

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

DIRECTOR

NETWORK CN INC.
CORPORATE
Seal
DELAWARE

CEO

Countersigned & Registered: Globex Transfer, LLC
(813) 344-4490

By____________________
Authorized Signature